Exhibit 99

MATRIX SERVICE COMPANY ACQUIRES HOUSTON INTERESTS, LLC, EXPANDING PROCESS DESIGN, ENGINEERING AND CONSTRUCTION SERVICES EXPERTISE

TULSA, Okla., Dec. 13, 2016 - Matrix Service Company (Nasdaq: MTRX) announced today that its subsidiary, Matrix PDM Engineering Inc. has acquired privately-held, Tulsa-based Houston Interests, LLC, a premier global solutions company that provides consulting, engineering, design, construction services and systems integration. Houston Interests brings expertise in natural gas processing; sulfur recovery, processing and handling; liquid terminals, silos and other bulk storage; process plant design; power generation environmental controls and material handling; industrial power distribution; electrical, instrumentation and controls; marine structures; material handling systems and terminals for cement, sulfur, fertilizer, coal and grain; and process heaters.

The acquisition elevates the Company’s engineering division, Matrix PDM Engineering, to a full service, multi-discipline engineering division and amplifies opportunities for Matrix Service Company’s construction subsidiaries. Specifically, the acquisition brings:

•	Substantial engineering resources and bench strength to support EPC projects of all sizes across all of the Company’s reporting segments;

•
Engineering-led EPC execution models that provide entry into new markets and to clients not served by construction-led contracting methods, while also enhancing the use of technology know-how and engineering FEED studies as an entry point for EPC opportunities;

•	Extensive expertise in new markets such as natural gas processing and sulfur, providing for further growth and diversification of revenue streams; and

•	Expansion of services into international markets through a lower-risk engineering-led EPCM model.

The acquisition also adds a process heater product line to the existing offerings of Matrix Applied Technologies.

“The integration of Houston Interests into Matrix PDM Engineering supports our strategy for continued growth and diversification, and provides added bench strength and expertise to support the significant infrastructure project opportunities we see in front of us,” said Matrix Service Company President and Chief Executive Officer John R. Hewitt. “Houston Interests’ employees bring extensive technical and process design know-how as well as demonstrated project discipline that will expand the scope of work and project management skills we can offer across all of our operating segments. Examples include turnkey solutions for atmospheric and liquid terminals, natural gas processing, sulfur recovery, processing and handling, industrial power distribution, and material handling systems and terminals.”

Said Houston Interests’ founder, Doug Houston, “I am extremely proud of Houston Interests, our employees and the market strategy we’ve worked hard to bring to fruition. In transitioning the company from my leadership, it was a business imperative that I ensure the vision we’ve set and the company we’ve built would be in good hands. It was equally important to me that anyone assuming the reins of this company be a strong cultural and strategic match. Matrix meets those objectives.”

Houston Interests generates annual average revenue in excess of $100 million. It has historically been represented in the marketplace through several brands: Devco USA, River Consulting, S&R Technical Services, Process Plant Services, and Devco Process Heaters. The company has subsequently worked to fully integrate its operations and capabilities of these brands.

Effective immediately, Houston Interests’ nearly 250 employees, located in Tulsa, Okla., Pittsburgh, Pa., Columbus, Ohio and New Orleans, La. will operate as Matrix PDM Engineering. The Tulsa operations of both companies will be combined into one facility.

Matrix PDM will be led by an integrated team comprised of Houston Interests existing management, as well as current Matrix PDM management. Long-term Matrix executive, Brad Rinehart, will assume the role as President. Doug Houston will continue in a consulting role, providing strategic and technical expertise as well as ongoing client support.

About the transaction. The all-cash transaction, which closed on December 12, 2016, is valued at $46 million, net of cash acquired and other adjustments. In connection with the transaction and to maintain liquidity objectives, the Company exercised an expansion feature in its credit facility which increased borrowing capacity from $200 million to $250 million.

The Company’s total leverage ratio post-acquisition, including letters of credit, is less than 1.0x. Based on the strong historical cash flow characteristics of Matrix, as well as those of Houston Interests, we expect to maintain a strong balance sheet.

Going forward, Matrix anticipates the transaction will be modestly accretive to earnings in the balance of this fiscal year.

In conjunction with this announcement, Matrix Service Company will host a webcast with John Hewitt, President and CEO and Kevin Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Wednesday, December 14, 2016 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The webcast will be recorded and will be available for replay within one hour of completion of the live call. It can be accessed following the same link as the live call.

About Matrix Service Company. Founded in 1984, Matrix Service Company is parent to a family of companies that include Matrix Service, Matrix NAC, Matrix PDM Engineering and Matrix Applied Technologies. Our subsidiaries design, build and maintain infrastructure critical to North America’s energy, power and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with subsidiary offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.

The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial.

To learn more about Matrix Service Company, visit matrixservicecompany.com

For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
+1-918-838-8822
Email:kcavanah@matrixservicecompany.com

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.